UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2012

WaferGen Bio-systems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136424	90-0416683
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7400 Paseo Padre Parkway Fremont, CA		94555
(Address of principal executive offices)		Zip Code)

Registrant’s telephone number, including area code: (510) 651-4450

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer and Director

Effective as of March 8, 2012, the board of directors of WaferGen Bio-systems, Inc. (the “Company”) appointed Ivan Trifunovich, Ph.D., as President, Chief Executive Officer and director of the Company.

Dr. Trifunovich, age 48, currently serves as President, Chief Executive Officer and Chairman of the Board of Helicos BioSciences Corporation, where he has been employed since October 2010. Since August 2008, Dr. Trifunovich has served as a strategic consultant to global companies in the life sciences industry. Previously, Dr. Trifunovich served as the Senior Vice President of Third Wave Technologies, Inc., a molecular diagnostics company, from December 2001 through August 2008. Prior to joining Third Wave Technologies, Inc., Dr. Trifunovich held successive positions as Vice President of e-Business and Vice President of Research Strategy and Operations at Pharmacia Corp. Prior to joining Pharmacia, Dr. Trifunovich was a Director of New Product Marketing at Johnson & Johnson, Inc. He began his career at Bristol-Myers Squibb, Inc. as a bench scientist, where he held several positions of increasing responsibility. Dr. Trifunovich received his Ph.D. in organic chemistry at UCLA and an M.B.A. at the University of Pennsylvania's Wharton School of Business. The Company believes Dr. Trifunovich's qualifications to serve on the board of directors include his extensive executive knowledge and experience in scientific and business management in the life sciences and molecular diagnostics industries.

In connection with Dr. Trifunovich’s appointment, the Company and Dr. Trifunovich entered into an executive employment agreement, effective March 8, 2012. Pursuant to the employment agreement, Dr. Trifunovich will be permitted to continue to serve as President, Chief Executive Officer and Chairman of the Board of Helicos BioSciences Corporation.

Under the employment agreement, Dr. Trifunovich will receive an annual base salary of $360,000 per year, and he is eligible to earn an annual performance bonus of up to 50% of his then current base salary in accordance with an annual incentive plan to be established by the Company’s compensation committee or board of directors. In addition, under the employment agreement, Dr. Trifunovich was granted an initial option grant of 3,000,000 shares of the Company’s common stock with an exercise price equal to $0.14 per share, with one-third of the shares subject to the option vesting on the first anniversary of Dr. Trifunovich’s employment with the Company and the remaining shares vesting in eight equal quarterly installments over the two years following the first anniversary of the grant date. Dr. Trifunovich is entitled to additional annual option awards at the beginning of each year as necessary to bring his fully-diluted equity interest in the Company to 5% at the time of each such grant pursuant to the terms of his employment agreement. All of Dr. Trifunovich’s unvested options granted under his employment agreement will accelerate in the event of a change of control or if his employment is terminated (except in the case of his resignation without good reason or his termination by the Company for cause).

In addition, in the event Dr. Trifunovich is terminated without cause or resigns for good reason, he is entitled to 24 months of his then-current base salary, of which one-half of such amount shall be paid in a single lump-sum amount, less applicable withholdings, and the remaining one-half of such amount shall be paid in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings, over 18 months. In addition, if he is terminated without cause or resigns for good reason within 3 months prior to or 12 months following a change of control of the Company, he is also entitled to receive an additional supplemental severance payment equal to the product of (ii) 50% of his then-current base salary, multiplied by (ii) two, which supplemental severance payment amount shall be paid in a single lump-sum amount, less applicable withholdings. Dr. Trifunovich’s entitlement to such severance amounts are subject to his execution of a release of claims in favor of the Company.

Dr. Trifunovich is eligible to participate in a long-term incentive plan established by the Company under which he is entitled to receive a cash payment in connection with a change in control of the Company. Under such plan, in the event of a change in control of the Company, Dr. Trifunovich will be entitled to a cash payment upon a change of control based on the aggregate equity transaction value in such change of control transaction, as follows: (a) for a transaction with an aggregate equity transaction value of more than $50 million, and up to $75 million, he will be entitled to receive a cash payment equal to 1% of the aggregate equity transaction value; (b) for the portion, if any, of the aggregate equity transaction value in excess of $75 million and up to $100 million, he will be entitled to receive a cash payment equal to 2% of such portion of the aggregate equity transaction value; (c) for the portion, if any, of the aggregate equity transaction value in excess of $100 million and up to $150 million, he will be entitled to receive a cash payment equal to 3% of such portion of the aggregate equity transaction value; and (d) for the portion, if any, of the aggregate equity transaction value in excess of $150 million, he will be entitled to receive a cash payment equal to 5% of such portion of the aggregate equity transaction value.

The Company has also agreed that Dr. Trifunovich will be entitled to payment in the event that a distribution is made of any of the assets (including cash) of the Company to holders of any class of capital stock by reason of their ownership thereof. In such case, Dr. Trifunovich will have the right to receive a payment from the Company in connection with each such distribution equal to the amount, if any, by which (i) 5% of the total distribution amount exceeds (ii) the amount paid to him in such distribution with respect to compensatory equity interests then held by him less the exercise or other purchase price paid or payable by him for such equity interests.

Dr. Trifunovich will be entitled to tax gross up payments in the event any payments due to him under the employment agreement would be subject to the excise tax imposed by Internal Revenue Code Section 4999. Dr. Trifunovich also has signed and agreed to be bound by the terms of the Company’s proprietary information and inventions assignment agreement.

There is no family relationship between Dr. Trifunovich and any director or executive officer and, outside of his employment relationship, he is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

The foregoing summary of the terms of Dr. Trifunovich’s employment agreement does not purport to be complete and is qualified in its entirety by the employment agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Office of the President

Effective as of March 8, 2012, in connection with Dr. Trifunovich’s appointment as President and Chief Executive Officer, Mona Chadha and Donald Huffman no longer held the duties of the Office of the President. Ms. Chadha will continue to hold her positions as Chief Operating Officer, Executive Vice President, Marketing and Business Development and Secretary of the Company, and Mr. Huffman will continue to hold his position as Chief Financial Officer of the Company.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit Description
10.1	Executive Employment Agreement, dated as of March 8, 2012, by and between Ivan Trifunovich and WaferGen Bio-systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaferGen Bio-systems, Inc.

Date: March 9, 2012	By:	/s/ Alnoor Shivji
Alnoor Shivji
Chairman of the Board of Directors